Exhibit 99.1

Coherus BioSciences and Baxter Announce Amendment to Etanercept Biosimilar Collaboration Agreement

REDWOOD CITY, Calif. and DEERFIELD, Ill., (April 15, 2015) – Coherus BioSciences, Inc. (Nasdaq: CHRS) and Baxter International Inc. (NYSE:BAX) today announced that they have amended certain financial terms of their collaboration agreement established in August 2013 regarding the development and commercialization of CHS-0214, an etanercept biosimilar product candidate, for Europe, Canada, Brazil, and certain other markets.

Under the terms of the amended agreement, certain existing milestones and funding obligations have been revised, and the collaboration has been expanded to include select pre-commercialization activities. In aggregate, the revised milestone payments may exceed the previous Baxter funding obligations by approximately $12 million. Additionally, Baxter has agreed to purchase Coherus common stock in a private placement transaction. All other contractual provisions remain materially unchanged.

“We are pleased that Baxter, a premier healthcare company, has reinforced its commitment to our collaboration,” said Denny Lanfear, President and Chief Executive Officer of Coherus. “This amendment further aligns our shared interest in bringing high quality biosimilar therapeutics to patients around the world.”

“With this amended agreement, we will continue to advance development of the etanercept biosimilar program and begin preparations for eventual commercialization in Europe,” said Dagmar Rosa-Björkeson, global head of biosimilars for Baxter BioScience.

About Coherus BioSciences, Inc.

Coherus is a leading pure-play, global biosimilar company with a focus on developing products for the major regulated markets. Composed of a team of industry veterans with decades of experience in bringing biologics to market, our goal is to become a worldwide leader in the biosimilar market by leveraging our biologics platform in key areas such as process science, analytical characterization, protein production, and clinical-regulatory development. Coherus possesses late stage clinical products and commercialization partnerships with multinational pharmaceutical companies in Europe and Asia.

Biosimilars are intended for use in place of existing, branded biologics to treat a range of chronic and often life-threatening diseases, with the potential to reduce costs and expand patient access. For additional information, please visit www.coherus.com.

About Baxter International Inc.

Baxter International Inc., through its subsidiaries, develops, manufactures and markets products that save and sustain the lives of people with hemophilia, immune disorders, cancer, infectious diseases, kidney disease, trauma, and other chronic and acute medical conditions. As a global, diversified healthcare company, Baxter applies a unique combination of expertise in medical devices, pharmaceuticals and biotechnology to create products that advance patient care worldwide. By mid-2015, Baxter expects to establish the BioScience businesses as a separate, publicly traded, innovation oriented biotechnology firm.

This release includes forward-looking statements concerning an amendment to an agreement between Baxter International Inc. and Coherus BioSciences, Inc., including expectations with regard to future milestone payments, the statements by Mr. Lanfear and Ms. Rosa-Björkeson regarding the implications and expected benefits of the amendment. The statements are based on assumptions about many important factors, including the following, which could cause actual results to differ materially from those in the forward-looking statements: satisfaction of regulatory and other requirements; actions of regulatory bodies and other governmental authorities; additional clinical results; changes in laws and regulations; issues with product quality, manufacturing or supply, or patient safety issues; and other risks identified in the companies’ periodic reports filed with the SEC including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K. Baxter and Coherus undertake no obligation to update or revise any forward-looking statements.

CONTACTS:

Susanna Chau

Investor Relations

Coherus BioSciences, Inc.

schau@coherus.com

+1 (650) 649-3577

Mary Kay Ladone

Investor Relations

Baxter International

+1 (224) 948-3371

Kellie Hotz

Media Relations

Baxter International

media@baxter.com

+1 (224) 948-5353